EXHIBIT 21

SUBSIDIARIES

As of June 2010, the Company has the following subsidiaries:

1.

Corporacion Amermin SA de CV, a Chihuahua, Chih., Mexico company

2.

Tara Minerals Corp., a Nevada corporation

3.

American Metal Mining SA de CV, a Chihuahua, Chih., Mexico company

4.

ADIT Resources Corp., a Nevada corporation

5.

American Copper Mining SA de CV, a Chihuahua, Chih., Mexico company